Quarterly Value Death Benefit Rider

This rider forms a part of the Base Contract to which it is attached and is effective on the Issue Date of the Base Contract shown on the Contract Schedule.  In the case of a conflict with any provision in the Base Contract, the provisions of this rider control.  Defined terms and contractual provisions are set forth in the Base Contract or are added in this rider.  This rider terminates as indicated in the Conditions for Termination of this Rider section.

Definitions

Definitions specific to this rider that are not in the Base Contract follow.

Base Contract	The contract to which this rider is attached.
Quarterly Anniversary
The day that occurs three, six, and nine calendar months after the Issue Date or any Contract Anniversary.  Quarterly Anniversaries also include Contract Anniversaries.  If the Quarterly Anniversary does not occur on a Business Day, we consider it to occur on the next Business Day.

Quarterly Anniversary Value	A calculation we use in determining the Quarterly Value Death Benefit value.
Quarterly Value Death Benefit	The death benefit provided by this rider.

Death Benefit

The provision titled “Traditional Death Benefit Amount During the Accumulation Phase” under the Death Benefit section is replaced with the following:

Quarterly Value Death Benefit Amount During the Accumulation Phase
The death benefit is equal to the greater of (a) or (b) less any deductions we make to reimburse ourselves for any applicable Premium Tax.
(a) The Contract Value.
(b) The Quarterly Value Death Benefit value, which is the Quarterly Anniversary Value.

We determine the Contract Value or Quarterly Anniversary Value, as applicable, at the end of the Business Day we receive both an Authorized Request of the death benefit payment option and due proof of death.

The Quarterly Anniversary Value on the Issue Date is equal to the Purchase Payment received on the Issue Date.

At the end of each Business Day we:
(a) increase the Quarterly Anniversary Value by the amount of any additional Purchase Payments received that day, and
(b) we reduce it proportionately by the percentage of Contract Value applied to a Partial Annuitization or withdrawn that day, including any withdrawal charge.

On each Quarterly Anniversary before the older Owner’s 91st birthday, the Quarterly Anniversary Value is equal to the greater of its value on the previous Business Day, or the Contract Value at the end of the previous Business Day.

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Death Benefit continued from the previous page

Quarterly Value Death Benefit Amount During the Accumulation Phase (continued)
Beginning with the Quarterly Anniversary that occurs on or after the older Owner’s 91st birthday, we calculate the Quarterly Anniversary Value in the same way that we do on each Business Day other than a Quarterly Anniversary.

Any part of the death benefit amount that you invested in the Variable Account remains in the Variable Account until distribution begins.  From the time we determine the death benefit until it is completely distributed, any amount in the Variable Account is subject to investment risk, which is borne by the Beneficiary.

General Provisions

Conditions for Termination of this Rider
This rider terminates on the earliest of:
(a) The Business Day before the Income Date that you take a Full Annuitization.
(b) The Business Day that the Quarterly Value Death Benefit value and the Contract Value are both zero.
(c) The Business Day that the Accumulation Portion terminates.
(d) The Business Day that the Base Contract terminates.

Rider Charge	The additional Mortality and Expense Risk Charge for this rider is shown on the Contract Schedule.

In all other respects the provisions, conditions, exceptions and limitations contained in the Base Contract remain unchanged.

Signed for the Company at its home office.

Allianz Life Insurance Company
of New York
[                                                                                                                     ]
Maureen A. Phillips                                                          Thomas P. Burns
Secretary President

S40743-02-NY                                                                                2